Exhibit 2.3

DESCRIPTION OF SECURITIES

The following description sets forth certain material terms and provisions of ordinary shares and American Depositary Shares representing ordinary shares of Evotec SE (“us,” “our,” “we” or the “Company”) that are registered under Section 12 of the U.S. Securities Exchange Act of 1934, as amended. This description also summarizes certain provisions of our articles of association and German law as of the date of the filing of the Annual Report on Form 20-F of which this exhibit forms a part. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of association filed as an exhibit to the Annual Report on Form 20-F of which this exhibit is a part, as well as to the applicable provisions of German legislation on stock corporations. We encourage you to read our articles of association and applicable German legislation on stock corporations carefully.

Ordinary Shares

We were incorporated as a company with limited liability (Gesellschaft mit beschränkter Haftung) under the laws of Germany with the name EVOTEC BioSystems GmbH, formerly registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Hamburg, Germany, under the number HRB 54731. On August 7, 1998, we were converted to a German stock corporation (Aktiengesellschaft) under the laws of Germany under the name EVOTEC BioSystems Aktiengesellschaft, formerly registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Hamburg, Germany, under the number HRB 68223. On February 28, 2002, we changed our name into Evotec OAI AG and on June 8, 2005, we changed our name to Evotec AG. On March 29, 2019, the date on which the change of legal form and company was registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Hamburg, Germany, we converted from Evotec AG to a Societas Europaea with the legal name Evotec SE. The principal legislation under which we operate and our shares are issued are the Council Regulation (EC) No 2157/2001 of October 8, 2001 on the Statute for a European company (SE), the German Law on the Implementation of Council Regulation (EC) No 2157/2001 of October 8, 2001 on the Statute for a European company (SE) (Gesetz zur Ausführung der Verordnung (EG) NR. 2157/2001 des Rates vom 8. Oktober 2001 über das Statut der Europäischen Gesellschaft (SE) (SE-Ausführungsgesetz—SEAG)) and the German Stock Corporation Act (Aktiengesetz), in each case as amended.

We are registered with the commercial register (Handelsregister) of the local court (Amtsgericht) in Hamburg, Germany, under the number HRB 156381.

Our statutory seat is in Hamburg, Germany, and our business address is Essener Bogen 7, 22419 Hamburg, Germany. Copies of our Articles of Association (Satzung) are publicly available from the commercial register (Handelsregister) at the local court of Hamburg, Germany, electronically at www.evotec.com or www.unternehmensregister.de and as an exhibit to this Annual Report.

As of December 3, 2022, our authorized share capital amounts to €212,274,292.00, which consists of 212,274,292 ordinary shares of no-par value bearer shares (Inhaberaktien), of which 176,952,653 are issued and outstanding, each with a notional amount per ordinary share of €1.00.

Form, Certification and Transferability of Shares

The form and contents of our share certificates are determined by our Management Board with the approval of the Supervisory Board. A shareholder’s right to certification of its shares is excluded, to the extent permitted by law and to the extent that certification is not required by the stock exchange on which the shares or rights or certificates representing them are admitted to trading. We have issued global share certificates that represent multiple or all of our shares.

Our shares are freely transferable under German law.

Anti-takeover Provisions of Our Charter Documents

Under German law, the management board of the target company of a takeover offer generally may not take any action that could prevent the success of the takeover offer, with specific exceptions. Our Articles of Association (Satzung) do not include any provisions that would have a direct effect of delaying, deferring or preventing a change of control.

However, certain aspects, such as the existence of an authorized capital and a conditional capital, the existence of change of control provisions in the service agreements of the Management Board members, as well as the fact that the Company has two shareholders holding more than 10% of the voting rights, might have an impact on a party’s willingness or ability to carry out a hostile takeover.

Future Changes to the Share Capital

Conditional Capital

Pursuant to our Articles of Association (Satzung), our share capital is conditionally increased for the issuance of new, bearer shares with no par value. The conditional capital may only be used: (i) to the extent that holders of subscription rights under our incentive plans make use of their right to subscribe for new shares in the Company; or (ii) to issue shares to the owners or creditors of convertible bonds and/or warrant-linked bonds, participation rights and/or income bonds (or a combination of such instruments) that grant a conversion or option right to new no par value shares or designate a conversion obligation against cash contribution, issued by us or our directly or indirectly associated companies.

Preemptive Rights

German law generally provides shareholders with preemptive rights when new shares, convertible bonds, bonds with warrants, profit participation rights or participating bonds are issued. This requirement, however, may also be satisfied by way of a credit institution subscribing for the securities and then offering them to the shareholders for purchase (mittelbares Bezugsrecht).

Further, it is possible for a shareholder resolution approved by three-quarters of the share capital voting on the resolution to exclude preemptive rights both where the general meeting itself resolves that the new securities to be issued and in relation to the authorized capital, i.e., an authorization to the Management Board to, with the consent of the Supervisory Board, resolve on the issuance of new securities; provided, however, that in each case the exclusion or the authorization to so exclude preemptive rights, respectively, must be justified by specific facts, in accordance with established case law of the German Federal Court of Justice (BGH). The German Federal Court of Justice (BGH) considers the exclusion of subscription rights justified if it (i) serves a purpose in the company’s interests, (ii) is suitable for attaining such purpose, and (iii) is necessary and appropriate. Additionally, the management board must submit a written report to the shareholders’ meeting in which it presents the reasons for the exclusion of the subscription rights.

Accordingly, under our Articles of Association (Satzung), the Management Board may, with the consent of the Supervisory Board, exclude such preemptive rights in a capital increase from the authorized capital in the following circumstances:

•	to the extent required, in order to exclude possible fractional amounts from the subscription right of shareholders;
•

to the extent required, in order to grant holders of options or conversion rights and/or obligations resulting from options or convertible bonds a subscription right for new shares at a level to which they would be entitled as a shareholder after exercising the option and/or conversion right or meeting the conversion obligation;

•

to the extent that the new shares are issued in return for cash contributions and the proportional share of the share capital that applies to the shares to be newly issued does not in the aggregate exceed the amount of a total of €17,660,819 or, should this amount be lower, of a total of 10% of the share capital existing at the time of effectiveness and at the time of the first exercise of this authorization for precluded subscriptions, and the issue price of the new shares is not significantly below the market price of the existing listed shares of the Company at the time of the final determination of the issue price;

•	to the extent of a capital increase for subscription in cash, if the new shares are sold in the course of an initial public offering at a foreign exchange; and
•	to the extent the new shares are issued in return for contributions in kind, in particular in the form of companies, parts of companies, shareholdings in companies, licenses or receivables.

The total number of new shares issued from the authorized capital and under exclusion of subscription rights pursuant to aforementioned bullets above may not exceed 10% of the share capital, either at the time this authorization takes effect or at the time it is first exercised. Also counted towards the 10% limit are treasury shares sold during the period of this authorization until new shares without subscription rights are issued excluding subscription rights, and those shares that are issued or will be issued for the purpose of servicing convertible and/or warrant-linked bonds and/or option obligations, insofar as the financial instruments are issued during the period of this authorization until new shares without subscription rights are issued excluding the shareholders’ subscription rights. After authorization to exclude subscription rights has been exercised and counted towards the 10% limit, the shares are no longer counted if and insofar as the Annual General Meeting renews the authorization to exclude subscription rights.

Shareholders’ Meetings and Voting Rights

Pursuant to our Articles of Association (Satzung), shareholders’ meetings may be held at our seat or in any municipality in Germany with more than 100,000 inhabitants or in any other German city where a stock exchange is located. Generally, shareholders’ meetings are convened by our Management Board, or our Supervisory Board. Shareholders representing in the aggregate at least five percent of our shares may, subject to certain formal prerequisites, request that a shareholders’ meeting be convened. Shareholders representing in the aggregate at least five percent of our shares or owning shares with an aggregate nominal value of at least €500,000 may request the addition of one or several items to the agenda of any shareholders’ meeting. Invitations to shareholders’ meetings must be published in the German Federal Gazette (Bundesanzeiger) at least 36 days before the shareholders’ meeting.

Shareholders may participate in and vote in the shareholders’ meeting if they are registered as a shareholder with the Company’s share register. A shareholder who wishes to attend the shareholders’ meeting—either in person or by proxy, which may also be appointed by us (Stimmrechtsvertreter)—must register for the meeting, which registration must occur no later than six days before the meeting (or at a later date, if so determined by our Management Board).

Each share carries one vote at a shareholders’ meeting. Resolutions are, in accordance with our Articles of Association (Satzung), generally taken by simple majority of the votes cast. However, under applicable German and European law, a number of resolutions must be passed by either a three- quarter majority of the votes cast or a three-quarter majority of the share capital represented at the meeting. The fact that in these cases the quorum is determined in relation to the share capital or shares present (as opposed to, for example, all shares eligible to vote) means that holders of a minority of our shares could potentially control the outcome of resolutions.

Claims against Directors and Shareholders’ Derivative Actions

Under German law, generally, the company, rather than its shareholders, is the proper claimant in an action with respect to a wrong committed against the company, or in cases where there is an irregularity in the company’s internal management or supervision. Therefore, such claims may only be raised by the company represented by its management board, or, in the case of a wrong committed by a member of the Management Board, by the Supervisory Board. This concerns, in particular, claims against members of the Management Board or the Supervisory Board.

However, pursuant to German case law, the Supervisory Board is obliged to pursue the company’s claims against the Management Board, unless the interest of the company keeps them from doing so. Further, the Management Board, or, if a claim is against a member of the Management Board, the Supervisory Board, is obliged to pursue the company’s claims against the designated individuals if so resolved by a simple majority of votes cast during a shareholders’ meeting. With a simple majority of votes, shareholders can also request that a representative pursue the claim on behalf of the company. The court may appoint such a representative upon the request of shareholders holding at least 10% of the company’s share capital or a participation of at least €1,000,000 in the share capital.

If the company is unable to fulfill its third-party obligations, the company’s creditors may pursue the company’s damage claims against members of the Management Board for certain wrongdoings.

Under certain circumstances, shareholders can bring forward damage claims of the company against its management on their own behalf. In order to bring forward such a claim one shareholder alone or together with other shareholders needs to hold at least 1% of the company’s share capital or a participation of €100,000 in the share capital. Additionally, the claimant(s) must comply with special claim approval procedures conducted before a competent court which will allow the pertinent request only if there are circumstances justifying the assumption that damage has been afflicted on the company by improper conduct or a gross breach of the law or the articles of association.

Dividend Rights

Under German law, we may pay dividends only from the distributable profit (Bilanzgewinn) reflected in our unconsolidated financial statements (as opposed to the consolidated financial statements for us and our subsidiaries) prepared in accordance with the principles set forth in the German Commercial Code (Handelsgesetzbuch) and adopted by our Management Board (Vorstand) and the Supervisory Board (Aufsichtsrat), or, as the case may be, by our shareholders in a general shareholders’ meeting. In addition, under German law we may not pay dividends before annual profits exceed the losses carried forward.

The distribution of dividends on shares for a given fiscal year is then generally determined by a process in which the Management Board and Supervisory Board submit a proposal to the company’s annual general shareholders’ meeting held in the subsequent fiscal year and such annual general shareholders’ meeting adopts a resolution.

Shareholders generally participate in profit distributions in proportion to the number of shares they hold. Dividends on shares resolved by the general shareholders’ meeting are paid annually, shortly after the general shareholders’ meeting, in compliance with the rules of the respective clearing system. Dividend payment claims are subject to a three-year statute of limitation in the company’s favor.

Authorization to Purchase and Sell Our Own Shares

We may not purchase our own shares unless authorized by the shareholders’ meeting or in other very limited circumstances as set out in the German Stock Corporation Act.

Squeeze-Out of Minority Shareholders

Under German law, the shareholders’ meeting of a stock corporation may resolve, upon request of a shareholder that holds at least 95% of the share capital, that the shares held by any remaining minority shareholders be transferred to the majority shareholder against payment of “adequate cash compensation” (Ausschluss von Minderheitsaktionären). This amount must take into account the full value of the company at the time of the resolution, which is generally determined using the future earnings value method (Ertragswertmethode).

A squeeze-out following a (mandatory) takeover offer (übernahmerechtlicher Squeeze-Out) also requires a majority shareholder to hold at least 95% of the share capital. A squeeze-out in the context of a merger (umwandlungsrechtlicher Squeeze-Out), however, only requires a majority shareholder to hold at least 90% of the share capital.

Liquidation Rights

Apart from liquidation, e.g., as a result of insolvency proceedings, we may be liquidated with a vote of the holders of at least three-quarters of the share capital represented at the shareholders’ meeting at which such a vote is taken. If we are liquidated, any assets remaining after all of our liabilities have been paid off would be distributed among our shareholders in proportion to their holdings in accordance with German statutory law. The German Stock Corporation Act provides certain protections for creditors which must be observed in the event of liquidation.

Differences in Corporate Law

The applicable provisions of the SE Regulation in conjunction with the German Stock Corporation Act as applied to a European stock corporation that has its legal seat in Germany differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the SE Regulation in conjunction with the German Stock Corporation Act applicable to us and the General Corporation Law of the State of Delaware relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and European and German law.

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Board System

A European stock corporation may choose to have a two-tier board structure composed of the Management Board (Vorstand) and the Supervisory Board (Aufsichtsrat) or a one-tiered board structure composed of the Administrative Board (Verwaltungsrat) and the Managing Directors (geschäftsführende Direktoren). We have chosen the two-tiered board structure. The Management Board is responsible for running the company’s affairs and representing the company in dealings with third parties. The Supervisory Board of a European stock corporation under German law has a control and supervisory function. The Supervisory Board does not actively manage the company but certain Management Board actions require the approval of the Supervisory Board.

Under Delaware law, a corporation has a unitary board structure, and it is the responsibility of the board of directors to appoint and oversee the management of the corporation on behalf of and in the best interests of the stockholders of the corporation. Management is responsible for running the corporation and overseeing its day-to-day operations.

Appointment and Number of Directors	Under applicable European and German law, a European stock	Under Delaware law, a corporation must have at least

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corporation governed by German law with a share capital of at least €3 million generally must have at least two members on its Management Board and the number of members shall be determined by or in the manner provided in the company’s articles of association.

The Supervisory Board must consist of at least three but— depending on the share capital— no more than 21 Supervisory Board members, whereby the number of Supervisory Board members must be divisible by three if this is necessary for the fulfilment of co-determination requirements. The articles of association of the company must specify if the Supervisory Board has more than three members.

Supervisory Board members are either appointed by the shareholders’ meeting or delegated by one or more individual shareholders if so provided for in the company’s articles of association. If the Supervisory Board consists of fewer members than is required to meet the quorum for resolutions (either statutory or pursuant to the company’s articles of association), a competent court may appoint additional members as needed to meet the quorum. The provisions of German law in relation to employees’ co-determination do not apply to the Company.

one director and the number of directors shall be fixed by or in the manner provided in the bylaws.
Removal of Directors

Members of the Management Board of a European stock corporation are appointed by the Supervisory Board for a maximum period of six years with an opportunity to be reelected. The articles of association may provide for a shorter term, which in our case is up to five years. The members of the Management

Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (i) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of

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Board may be reelected, even repeatedly. The Supervisory Board may remove a member of the Management Board prior to the expiration of his or her term only for cause, such as gross breach of duties (grobe Pflichtverletzung), the inability to manage the business properly (Unfähigkeit zur ordnungsgemäßen flichtausübung) or a vote of no-confidence during the shareholders’ meeting (Vertrauensentzug). The shareholders themselves are not entitled to appoint or dismiss the members of the Management Board.

Under European law, a member of the Supervisory Board of a company may be elected for a term of up to six years. The articles of association may provide for a shorter term. Our Supervisory Board members are, if the general meeting does not resolve on a shorter term, elected for a period up to the end of the general meeting deciding on the discharge for the fourth financial year after the election. Reelection, including repeated reelection, is permissible. Members of the Supervisory Board may be removed with or without cause by way of a general meeting resolution, with the applicable majority requirement depending on the relevant company’s articles of association.

directors is classified, stockholders may effect such removal only for cause; or (ii) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

Vacancies on the Board of Directors

Under the law, vacant positions on the Management Board are filled by the Supervisory Board in accordance with the general rules of appointment, which provide that vacancies are filled by the simple majority of votes of Supervisory Board members present or represented by proxy at the vote (with, under certain circumstances, the chairperson

Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (i) otherwise provided in the certificate of incorporation or by-laws of the corporation or (ii) the certificate of incorporation directs that a

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having a casting vote), unless otherwise provided by the company’s articles of association. In case of emergencies, a vacant position on the Management Board may be filled by an individual appointed by the court.

Vacant positions on the Supervisory Board are filled in accordance with the general rules of appointment.

particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.
Annual General Meeting

A European stock corporation which is governed by German law must hold an annual shareholders’ meeting within six months of the end of its fiscal year. The annual shareholders’ meeting must be held at a location determined by the articles of association. If the articles of association do not provide for a specific location, the shareholders’ meeting shall be held at the company’s seat or, if applicable, at the venue (in Germany) where its shares are listed.

Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

General Meeting

Under the law, extraordinary shareholders’ meetings, in addition to the annual shareholders’ meetings, may be called by either the Management Board, or by the Supervisory Board. Shareholders holding at least 5% of the company’s share capital are entitled to request that an extraordinary shareholders’ meeting be convened. In the event that the meeting is not then so convened, a competent court may order that the meeting be convened or authorize the shareholders or their representative to convene the meeting themselves.

Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.
Notice of General Meetings	Under applicable European and German law, unless a longer period is otherwise provided for in the articles of association or applies because of registration requirements stipulated in the	Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each

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articles of association, the shareholders must be given at least 30 days’ advance notice of the shareholders’ meeting. Such notices must at least specify the name of the company, the statutory seat of the company, and the location, date and time of the shareholders’ meeting. In addition, the invitation must contain the agenda items as well as the Management Board’s and the Supervisory Board’s voting proposal for each agenda item and, depending on the circumstances, certain further information.

If all shareholders entitled to attend the shareholders’ meeting are present or represented and do not object to the meeting being held, the formalities of calling and holding of a shareholders’ meeting do not apply.

stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.
Proxy

A shareholder may designate another person to attend, speak and vote at a shareholders’ meeting of the company on such shareholder’s behalf by proxy.

With respect to Management Board meetings, a Management Board member may transmit its (written or verbal) vote via another Management Board member.

With respect to Supervisory Board meetings, a Supervisory Board member may participate in voting by issuing a written vote to another Supervisory Board member or any third party entitled to attend the Supervisory Board meeting.

Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director’s vote (written or verbal) via another Management Board member.

Preemptive Rights	Under the law applicable to European stock corporations governed by German law, existing shareholders have a statutory subscription right for any	Under Delaware law, stockholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into

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additional issue of shares or any security convertible into shares pro rata to the nominal value of their respective holdings in the company, unless (i) shareholders representing three-quarters of the registered share capital present at the shareholders’ meeting have resolved upon the whole or partial exclusion of the subscription right and (ii) there exists good and objective cause for such exclusion. No separate resolution on the exclusion of subscription rights is required if all shareholders waive their statutory subscription rights.

such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.
Authority to Allot

Under applicable European and German law, the Management Board may not allot shares, grant rights to subscribe for or to convert any security into shares unless a shareholder resolution to that effect has been passed at the company’s shareholders’ meeting granting the Management Board with such authority—subject to the approval of the Supervisory Board—in each case in accordance with the provisions of the German Stock Corporation Act.

Under Delaware law, if the corporation’s certificate of incorporation so provides, the board of directors has the power to authorize the issuance of stock. It may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof. It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive.

Liability of Directors and Officers

Under German law, any provision, whether contained in the company’s articles of association or any contract or otherwise, that purports to exempt a Management or Supervisory Board member from any liability that would otherwise attach to such board member in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Under German law, members of both the Management Board and members of the Supervisory Board are liable to the company,

Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

•  any breach of the director’s duty of loyalty to the corporation or its stockholders;

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and in certain cases to third parties or shareholders, for any damage caused to them due to a breach of such member’s duty of care. Apart from insolvency or special circumstances, only the company has the right to claim damages from members of either board.

The company may waive claims for damages against a negligent Management or Supervisory Board member only after the expiry of three years and only if the shareholders approve the waiver or settlement at a shareholders’ meeting with a simple majority of the votes cast, provided that no shareholders who in the aggregate hold one-tenth or more of our share capital oppose the waiver or settlement and have their opposition formally recorded in the meeting’s minutes maintained by a German civil law notary.

•  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•  intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

•  any transaction from which the director derives an improper personal benefit.

Voting Rights

Under the relevant European and German law, each share, except for statutory non-voting preferred shares (nicht stimmberechtigte Vorzugsaktien), entitles its holder to vote at the shareholders’ meeting with, in the case of no-par value shares, each share conferring one vote. While German law does not provide for a minimum attendance quorum for shareholders’ meetings, the company’s articles of association may so provide. In general, resolutions adopted at a shareholders’ meeting may be passed by a simple majority of votes cast, unless a higher majority is required by law or under the company’s articles of association.

Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.
Shareholder Vote on Certain Transactions	Under applicable European and German law, certain shareholders’ resolutions of fundamental importance require the vote of at least three-quarters of the share	Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger,

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capital present or represented in the voting at the time of adoption of the resolution. Resolutions of fundamental importance include, in particular, capital increases with exclusion of subscription rights, capital decreases, the creation of authorized or conditional share capital, the dissolution of a company, a merger into or with another company, split-offs and split-ups, the conclusion of inter- company agreements (Unternehmensverträge), in particular domination agreements (Beherrschungsverträge) and profit and loss transfer agreements (Ergebnisabführungsverträge).

consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

•  the approval of the board of directors; and

•  approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Standard of Conduct for Directors

Under applicable European and German law, both Management and Supervisory Board members must conduct their affairs with “the care and diligence of a prudent business man” and act in the best interest of the company. The scope of the fiduciary duties of Management and Supervisory Board members is generally determined by European and German legislation and by the courts.

Statutory and fiduciary duties of members of the Management Board to the company include, among others:

•  to act in accordance with the law, the company’s articles of association and the rules of procedure for the Management Board, if any;

•  to report to the Supervisory Board on a regular basis as well as on certain important occasions;

•  to exercise reasonable care, skill and diligence;

•  to maintain a proper accounting system;

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self- interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its stockholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. In general, but

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•  to not compete, directly or indirectly, with the company without permission by the supervisory board; and

•  to secure that no further transactions are made in case of insolvency.

Statutory and fiduciary duties of members of the Supervisory Board to the company include, among others:

•  to effectively supervise the Management Board’s handling of the company’s affairs;

•  to evaluate and issue a resolution on certain transactions which can only be conducted by the Management Board after approval of the Supervisory Board;

•  to approve the company’s financial statements;

•  to appoint the Management Board members and to represent the company in transactions between the company and members of the Management Board; and

•  to approve service contracts between individual members of the Supervisory Board and the company.

subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the stockholders.

Stockholder Actions

Under German law, generally, the company, rather than its shareholders, is the proper claimant in an action with respect to a wrong committed against the company, or in cases where there is an irregularity in the company’s internal management or supervision. Therefore, such claims may only be raised by the company represented by its Management Board, or, in the case of a wrong committed by a

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

•  state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiffs shares thereafter devolved on the

European Union / Federal Republic of Germany	Delaware

member of the Management Board, by the Supervisory Board.

Additionally, pursuant to German case law, the Supervisory Board is obliged to pursue the company’s claims against the Management Board, unless the interest of the company keeps them from doing so.

The Management Board, or, if a claim is against a member of the Management Board, the Supervisory Board, is obliged to pursue the company’s claims against the designated individuals if so resolved by a simple majority of votes cast during a shareholders’ meeting. With a simple majority of votes, shareholders can request that a representative pursues the claim on behalf of the company.

If the company is unable to fulfill its third-party obligations, the company’s creditors may pursue the company’s damage claims against members of the Management Board for certain wrongdoings.

Under certain circumstances, shareholders can bring forward damage claims of the company against its management on their own behalf. In order to bring forward such a claim one shareholder alone or together with other shareholders needs to hold at least one percent of the company’s share capital or a participation of €100,000 in the share capital. Additionally, the claimant(s) need(s) to pass through special claim approval procedures.

plaintiff by operation of law; and

•  either (i) allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action, or (ii) or state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

American Depositary Shares

JPMorgan Chase Bank, N.A., as depositary, will register and deliver the American Depositary Shares, or the ADSs. Each ADS represents one-half of one share (or a right to receive one share) deposited with as custodian for the depositary in Germany. Each ADS represents any other securities, cash or other property which may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 383 Madison Avenue, Floor 11, New York, New York 10179.

You may hold ADSs either (i) directly (a) by having an American Depositary Receipt, or an ADR, which is a certificate evidencing a specific number of ADSs registered in your name, or (b) by having uncertificated ADSs registered in your name, or (ii) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company (“DTC”). If you hold

ADSs directly, you are a registered ADS holder, or an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. European and German law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADS. Those documents are filed as exhibits to the Annual Report which this forms a part.

Dividends and Other Distributions

How will ADS holders receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is equitable and practicable. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do ADS holders vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of the State of New York and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you will not be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed or as described in the following sentence. If (i) we asked the depositary to solicit your instructions at least 30 days before the meeting date, (ii) the depositary does not receive voting instructions from you by the specified date and (iii) we confirm to the depositary that:

•	we wish the depositary to vote uninstructed shares;
•	we reasonably do not know of any substantial shareholder opposition to a particular question; and
•

the particular question is not materially adverse to the interests of shareholders, the depositary will consider you to have authorized and directed it to vote the number of deposited securities represented by your ADSs in favor of any resolution that we proposed in the invitation to the shareholders’ meeting.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$0.05 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

$0.05 (or less) per ADS per calendar year Registration or transfer fees	Depositary services Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	Cable and facsimile transmissions (when expressly provided in the deposit agreement) Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

If any taxes or other governmental charges (including any penalties and/or interest) become payable by or on behalf of the custodian or the depositary with respect to any ADR, any deposited securities represented by the ADSs or any distribution with respect thereto, such tax or other governmental charges shall be paid by the holder thereof to the depositary. By holding or having held an ADS the holder and all prior holders thereof, jointly and severally, agree to indemnify, defend and hold harmless each of the depositary and its agents in respect of such taxes or other governmental charges. If an ADS holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities by public or private sale (after attempting by reasonable means to notify the ADS holder thereof prior to such sale) and deduct the amount owning from the net proceeds of such sale. In either case, the ADS holder remains liable for any shortfall. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a noncash distribution, sell the distributed property or securities (by public or private sale) in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes or charges and distribute any remaining net proceeds or the balance of any such property after deduction of such taxes or charges to the ADS holders entitled thereto. You will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

By holding an ADS or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective members of the Management Board and Supervisory Board, officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained in respect of the ADSs.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

•	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;
•

we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

•	we delist our ordinary shares from an exchange outside the United States on which they were listed and do not list the shares on another exchange outside the United States;
•	the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act of 1933;

•	we appear to be insolvent or enter insolvency proceedings;
•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;
•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or
•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•

are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

•	are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;
•	are not liable if we or it exercises discretion permitted under the deposit agreement;
•

are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;
•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;
•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and
•

the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;
•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and
•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

•

when temporary delays arise because (i) the depositary has closed its transfer books or we have closed our transfer books, (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting or (iii) we are paying a dividend on our shares;

•	when you owe money to pay fees, taxes and similar charges; or
•

when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities. This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System (“DRS”) and Profile Modification System, or Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

Stock Exchange Listing

Our ordinary shares are listed on the Frankfurt Stock Exchange under the symbol “EVT.”

Our American Depositary Shares, or the ADSs, representing our ordinary shares are listed on the Nasdaq Global Select Market under the symbol “EVO.”